September 25, 2012

Armada Oil Inc.

10777 Westheimer Rd., Suite 1100

Houston, TX 77042

Attn: David Moss & Jim Cerna

RE:	Amendment and Extension

Purchase and Option Agreement dated February 7, 2012

Bear Creek Prospect & Overland Trail Prospect

Carbon County, Wyoming

Dear Mr. Moss and Mr. Cerna:

Whereas in a Letter Agreement dated February 7, 2012, TR Energy, Inc. (TR), and Armada Oil, Inc. (Armada) did enter into a Purchase and Option Agreement covering certain lands in Carbon County, Wyoming; and whereas, both TR and Armada agree that certain terms of the original agreement need to be amended;

Now, therefore, both TR and Armada agree to the following terms:

1.	Armada acknowledges that it has the option to pay the $736,000 to TR to complete the purchase of the Unit acreage to tighten up the drill sites based on the seismic. The Unit acreage shall remain as described in the original agreement. Armada shall pay the $736,000 to TR in three installments, as follows:

(a)	The first installment of $250,000 is due and payable on or before December 1 , 2012
(b)	The second installment of $243,000 is due and payable on or before February 1, 2013
(c)	The third and final installment of $243,000 is due and payable on or before May 1, 2013

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Armada agrees to pay all costs associated with any activities related to the ongoing operations in Carbon County with regard to the Carbon County Project and the Overland Trail Project. Those activities include, but are not limited to, leasing, seismic, title, lease extensions and renewals, state and federal drilling and seismic permits, drilling bond for TR and all third party costs associated with these activities. In the event the drilling bond for TR funded by Armada is refunded, those funds shall be returned to Armada. TR has sent notice to Armada that ongoing costs on this project have been funded by TR over the last sixty (60) days and the amount of these costs being $188,000 is due and payable and Armada agrees to send this amount of overages.

2.	TR agrees to extend the time for Armada to drill the first well under the agreement until sixty (60) days from the date the field operations of the first seismic program undertaken are concluded provided the weather permits drilling activity.

3.	Upon payment of the $736,000 in paragraph 1, TR agrees to extend the time allowed under Paragraph #7 of the original agreement whereby Armada can elect to exercise its option to acquire all or part of the remaining acreage in the AMI from March 31, 2013 to September 30, 2014. Armada acknowledges that by TR allowing this extension that there will be lease expirations and that TR will use its best efforts to renew said leases in the AMI. Armada agrees to fund all of the costs associated with TR’s attempts to renew these leases.

4.	Armada agrees to allow TR, Silver Eagle, and Rendezvous Resources to have access to, and copies of, all data created under the seismic program, both during the program and at its conclusion.

5.	In the event of an Armada bankruptcy or default under the terms of this agreement, all leases previously assigned by TR Energy will be returned via an assignment to TR. All moneys previously paid related to leasing, title, lease extensions, and costs associated shall be non-refundable to Armada.

In the event of a conflict between the Amendment and Extension and the original Purchase and Option Agreement, the provisions of this Amendment and Extension shall control; however, terms in the original agreement shall be in effect unless addressed in this amendment and extension.

Regards,

W.L. Sudderth

Vice President of TR Energy, Inc.

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Accepted this 25th day of September 2012.

ARMADA OIL INC.

James J Cerna Jr.

CEO

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